Exhibit 99.1

Appvion Reports Second Quarter 2015 Results

APPLETON, Wis., Aug. 10, 2015 /PRNewswire/ -- Appvion's second quarter 2015 net sales of $177.9 million decreased 14.4% compared to second quarter 2014. Thermal papers net sales of $83.0 million were $27.9 million lower than second quarter 2014. Carbonless papers net sales of $83.2 million were $4.4 million lower than prior year. Encapsys net sales increased $1.8 million, or 13.2%.

Appvion reported second quarter 2015 operating income of $2.8 million compared to $10.7 million during second quarter 2014. Current quarter operating income was negatively impacted by unfavorable pricing and lower shipment volumes of thermal receipt paper due to competitive pressure from international producers. In addition, the Company incurred $2.4 million of additional expense resulting from extended maintenance downtime at the mill in Roaring Spring, Pennsylvania, to repair the recovery boiler. These were partially offset by a $9.1 million reduction in manufacturing costs, as well as selling, general and administrative (SG&A) expenses that were $3.5 million lower as a result of reduced distribution, compensation and pension expenses.

Appvion's net sales for the first six months of 2015 were $373.5 million compared to $411.7 million during the first half of 2014. Appvion reported operating income of $11.6 million for the first six months of 2015 compared to operating income of $25.2 million for the same period last year. Current quarter and year-to-date results were impacted by unfavorable pricing, lower shipment volumes and extended downtime costs offset by improved manufacturing operations and lower SG&A spending. Year-on-year results were also unfavorably impacted by $4.2 million of retiree benefits mark-to-market loss which occurred in first quarter 2015.

Appvion sells its Encapsys division
On August 4, Appvion announced the sale of its Encapsys division to an affiliate of Sherman Capital Holdings LLC for $208 million. Conditions of the sale include a long-term supply agreement whereby Encapsys will continue to produce and sell microcapsules to Appvion that Appvion uses to produce its carbonless paper. The company used the sale proceeds to reduce company debt by $165 million and to make funds available to pursue strategic acquisitions that complement its core technical papers and coatings business.

Kevin Gilligan succeeds Mark Richards as Appvion's CEO
The Appvion board of directors has appointed Kevin Gilligan as Appvion's chief executive officer effective August 4. Gilligan had been serving as president of the Company's paper division. Mark Richards will assist with the transition and continue to serve as chairman of Appvion's board of directors through December 31 when he will retire from Appvion. Richards has served as Appvion's chief executive officer and president since joining the Company in April 2005.

Kevin Gilligan said he is proud to have the opportunity to lead Appvion and is inspired by Company employees and their dedication to customers and to delivering product quality, service and innovation. He added the Company's improved balance sheet and renewed focus on its technical papers and coatings business will enable the Company to devote time, talent and resources solely to addressing immediate challenges and sustaining long-term growth for that business.

"I'm encouraged by the improved manufacturing performance we achieved during the first half of the year and by our ability to sustain those improvements over the long-term," Gilligan said. He added that growth of products and services offered by Appvion's carbonless and specialty papers segment combined with recent increases in demand for the Company's thermal receipt paper has provided additional positive momentum for the Company's second half 2015 performance.

Second quarter 2015 overview
Net sales for the Encapsys division rose more than 13% compared to second quarter 2014. Sales to external customers rose more than 24% on volume that was 20% higher than second quarter 2014 as Encapsys increased sales of encapsulated phase change materials and continued to serve demand for its microencapsulated products from current customers.

Net sales for the Company's thermal papers segment declined approximately 25% in second quarter 2015 compared to second quarter 2014 and volume dropped nearly 18%. Shipments of thermal receipt paper dropped 31% compared to second quarter 2014. However, the Company's decision to not compete for certain low-priced market opportunities accounted for approximately half of that year-on-year decline and the entire sequential volume decline. Shipments for tag, label and entertainment (TLE) products were 6% lower than the same period in 2014, during which the Company achieved a strong 14.2% volume growth for TLE products.

Competition from international producers continued to exert downward pressure on prices and volume for thermal receipt paper. The negative impact on second quarter 2015 results was nearly $7 million compared to second quarter 2014. Those competitive pressures had a negative carryover effect on prices and sales volume for some of Appvion's TLE products as well. International sales of TLE products were also negatively affected by the strength of the U.S. dollar against foreign currencies.

Improved performance from the Company's thermal manufacturing operations, including reduced spending for raw materials combined with the benefits of the completed conversion to Domtar base paper, produced a net improvement for thermal manufacturing operations of nearly $3 million compared to second quarter 2014. The thermal papers segment also reduced SG&A spending by $0.6 million compared to second quarter 2014.

Net sales for Appvion's carbonless papers segment declined 5% compared to second quarter 2014 while shipment volume dropped approximately 3%. The strength of the U.S. dollar against foreign currencies and unfavorable product mix both had a negative impact on second quarter results.

Like the Company's thermal papers segment, the carbonless segment achieved improved manufacturing performance in second quarter 2015. Carbonless operations improved $6.4 million, excluding the $2.4 million impact of the extended maintenance downtime at the Roaring Spring mill.

Performance improvements from the Company's manufacturing operations combined with SG&A reductions were strong throughout first half 2015 and provided more than $18 million in savings to mitigate the negative impact of unfavorable price and product mix for the period.

Second Quarter and First Half Business Unit Results (dollars in millions):

	Net Sales for the		Operating (Loss) Income for the
	Three Months Ended		Three Months Ended
	July 5, 2015	June 29, 2014	July 5, 2015	June 29, 2014

Thermal Papers	$ 83.0	$ 110.9	$ (4.4)	$ 6.6
Carbonless Papers	83.2	87.6	6.8	4.8
Encapsys	15.4	13.6	4.1	3.1
Other (Unallocated)	--	--	(3.2)	(3.3)
Intersegment (a)	(3.7)	(4.2)	(0.5)	(0.5)
	$ 177.9	$ 207.9	$ 2.8	$ 10.7

	Net Sales for the		Operating (Loss) Income for the
	Six Months Ended		Six Months Ended
	July 5, 2015	June 29, 2014	July 5, 2015	June 29, 2014

Thermal Papers	$ 177.6	$ 216.4	$ (6.1)	$ 10.4
Carbonless Papers	172.4	175.6	15.6	14.0
Encapsys	31.2	28.1	8.6	7.1
Other (Unallocated)	--	--	(5.4)	(5.1)
Intersegment (a)	(7.7)	(8.4)	(1.1)	(1.2)
	$ 373.5	$ 411.7	$ 11.6	$ 25.2

(a)	Represents the portion of the Encapsys segment relating to microencapsulated products provided internally for the production of carbonless papers.

Thermal Papers
Second quarter 2015 thermal papers net sales of $83.0 million declined 25.2% compared to prior year net sales of $110.9 million. Shipment volumes decreased by approximately 18% compared to second quarter 2014 as the Company chose not to compete for certain low-priced market opportunities. Current quarter shipments of TLE were approximately 6% lower compared to the strong volume growth the Company achieved in the same period last year. Shipments of receipt paper decreased 31% compared to the same period last year. The current quarter operating loss of $4.4 million compared to second quarter 2014 operating income of $6.6 million due to lower shipment volumes, as well as lower pricing for thermal receipt papers resulting from foreign competition. Lower receipt paper prices and a weaker Euro negatively impacted quarter-on-quarter results by $6.8 million. Improved manufacturing operations and reduced SG&A spending offset a portion of the shortfall. Year-to-date net sales of $177.6 million were 17.9% lower than the same period last year, while operating income declined $16.5 million to a loss of $6.1 million.

Carbonless Papers
Second quarter 2015 carbonless net sales totaled $83.2 million, a decrease of $4.4 million, or 5.0%, from prior year. Current quarter shipment volumes were approximately 3% lower than second quarter 2014. Second quarter 2015 operating income of $6.8 million compared to second quarter 2014 operating income of $4.8 million. Improved manufacturing operations, excluding the $2.4 million impact of the extended maintenance downtime at the Roaring Spring mill, positively impacted segment financial results by $6.4 million. SG&A expense was lower by $0.6 million. Year-to-date net sales of $172.4 million were 1.8% lower than prior year, while operating income of $15.6 million increased from the $14.0 million of operating income recorded during the first six months of 2014 due to improved manufacturing operations and lower SG&A spending, and despite $4.5 million of unexpected maintenance costs incurred at the Roaring Spring mill.

Encapsys
Second quarter 2015 net sales of $15.4 million were 13.2% higher than second quarter 2014 net sales of $13.6 million. Year-to-date 2015 net sales of $31.2 million were 11.0% higher than the same six-month period last year.

Second quarter 2015 operating income of $4.1 million was 32.3% higher than second quarter last year. Operating income was $8.6 million for the current six-month period compared to operating income of $7.1 million last year.

Other (Unallocated)
Other (unallocated) includes unallocated corporate expenses. Second quarter 2015 expenditures of $3.2 million were flat when compared to the same period last year. Year-to-date 2015 expense was $5.4 million compared to $5.1 million for the first six months of 2014. Both current year periods include $0.8 million of transaction costs associated with the sale of the Encapsys division.

Balance Sheet
At the end of second quarter 2015, the Company held cash balances of $2.6 million compared to cash balances of $2.7 million at year-end 2014. Net debt was $593.2 million compared to $589.5 million at year-end 2014. In addition, the Company invested $7.2 million in capital projects and funded $4.0 million of net Company stock redemptions.

Outlook
Appvion announced a 5% to 7% increase in the price of its thermal receipt paper products effective September1 in response to recent increases in demand for its thermal receipt paper. Gilligan said the Company expects shipments for its thermal receipt paper to return to historical levels and exceed those of second quarter 2015 while the Company continues to face strong competition from international thermal receipt paper producers as well as prices for thermal receipt paper that were comparatively higher in third quarter 2014.

Gilligan also expects improved volume from the Company's TLE business as Appvion continues to expand service to international markets. He expects the Company's carbonless and specialty papers segment to continue to benefit from sales of an expanding portfolio of specialty paper products that includes its KaBoom™ brand of colored papers produced at the Roaring Spring mill.

The Company expects to sustain the performance improvements from manufacturing operations and SG&A reductions that combined to deliver more than $18 million is savings during first half 2015.

Earnings release conference call
Appvion will host a conference call to discuss its second quarter 2015 results on Tuesday, August 11, 2015, at 11:00 a.m. ET. The call will be broadcast live over the Internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations and applications. The company produces thermal, carbonless, security, inkjet, digital specialty, and colored papers. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,500 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted EBITDA information, which is defined as net (loss) income of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Adjusted EBITDA is a measure commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income (loss), cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in an accompanying table. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1

Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Three Months Ended	For the Three Months Ended
	July 5, 2015	June 29, 2014

Net sales	$ 177.9	$ 207.9
Cost of sales	144.1	162.7

Gross profit	33.8	45.2

Selling, general and administrative expenses	31.0	34.5

Operating income	2.8	10.7

Other expense (income)
Interest expense	12.5	11.8
Foreign exchange gain	(0.3)	--
Other expense	0.3	0.1

Loss before income taxes	(9.7)	(1.2)

Provision (benefit) for income taxes	0.1	(0.1)

Net loss	$ (9.8)	$ (1.1)

Other Financial Data:

Depreciation and amortization	$ 7.4	$ 7.6

Table 2

Appvion, Inc.
Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	For the Six Months Ended	For the Six Months Ended
	July 5, 2015	June 29, 2014

Net sales	$ 373.5	$ 411.7
Cost of sales	300.7	320.3

Gross profit	72.8	91.4

Selling, general and administrative expenses	61.2	66.2

Operating income	11.6	25.2

Other expense
Interest expense	25.3	24.2
Foreign exchange loss	1.2	0.1
Other expense	0.5	0.1

(Loss) income before income taxes	(15.4)	0.8

Provision (benefit) for income taxes	0.2	(0.1)

Net (loss) income	$ (15.6)	$ 0.9

Other Financial Data:

Depreciation and amortization	$ 14.8	$ 14.9

Table 3

Appvion, Inc.
Condensed Consolidated Balance Sheets
(dollars in millions) (unaudited)

	July 5, 2015	January 3, 2015

Cash and cash equivalents	$ 2.6	$ 2.7
Accounts receivable	44.1	49.8
Inventories	93.3	94.3
Other current assets	3.9	6.8
Total current assets	143.9	153.6

Property, plant and equipment, net	234.7	236.5

Other long-term assets	58.5	59.2

Total assets	$ 437.1	$ 449.3

Accounts payable	$ 71.9	$ 57.7
Other current liabilities	58.7	66.7
Total current liabilities	130.6	124.4

Long-term debt	587.9	587.4

Other long-term liabilities	170.6	168.4
Total equity	(452.0)	(430.9)

Total liabilities & equity	$ 437.1	$ 449.3

Table 4

Appvion, Inc.
Adjusted EBITDA
(dollars in millions) (unaudited)

	For the Three	For the Three	For the Six	For the Six
	Months Ended	Months Ended	Months Ended	Months Ended
	July 5, 2015	June 29, 2014	July 5, 2015	June 29, 2014

Net (loss) income	$ (9.8)	$ (1.1)	$ (15.6)	$ 0.9

Add:
Interest expense	12.5	11.8	25.3	24.2
Provision (benefit) for income taxes	0.1	(0.1)	0.2	(0.1)
Depreciation	6.8	7.0	13.7	13.8
Amortization	0.6	0.6	1.1	1.1
Foreign exchange (gain) loss	(0.3)	--	1.2	0.1
Other expense	0.3	0.1	0.5	0.1

EBITDA	10.2	18.3	26.4	40.1

Mark-to-market accounting for retiree benefits expense	--	--	1.5	(2.7)
Severance	--	--	0.6	--
Fox River, ITC & other legal fees	0.8	1.3	0.8	1.6
ESOP contributions and issuances	1.4	1.9	2.1	2.6

Adjusted EBITDA	$ 12.4	$ 21.5	$ 31.4	$ 41.6

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CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com